EXPRESS SCRIPTS ANNOUNCES 65% INCREASE
                     IN FOURTH QUARTER PRO FORMA NET INCOME

     ST. LOUIS, February 9, 2000--Express Scripts, Inc. (NASD: ESRX) announced pro forma fourth quarter 1999 net income of $19.6 million, or 50 cents per diluted share, and year-to-date 1999 pro forma net income of $67.3 million, or $1.77 per diluted share. This compares with net income of $11.9 million, or 35 cents per diluted share, in the fourth quarter of 1998 and pro forma net income of $43.7 million, or $1.30 per diluted share, in the year ended December 31, 1998. Pro forma net income in 1999 and 1998 excludes one-time, non-recurring or extraordinary gains and charges. Pro forma net income in 1999 also assumes that the Company's equity and debt offering occurred on April 1, 1999. Net income on a reported basis was $119.3 million, or $3.03 per diluted share, for the fourth quarter of 1999 and $150.2 million, or $4.06 per diluted share, for the year, and includes a $182.9 million one-time pre-tax gain related to the PlanetRx.com, Inc. (PlanetRx) transaction, compared to $42.7 million, or $1.27 per diluted share, for 1998. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter 1999 on a pro forma basis totaled $69.7 million, a 98 percent increase over the $35.2 million reported in the same quarter of 1998.

     "We are very pleased with our fourth quarter and 1999 results, which are our best ever. We are also very confident that recent events have put us in an excellent position for continued strong financial performance. We are beginning the new millennium having added a million new members, expanded services to approximately 4.5 million existing membership, increased mail pharmacy volumes significantly, and initiated work under an innovative distribution contract with Bayer through our Specialty Distribution Services division," said Barrett Toan, president and chief executive officer.

     "In 2000, we believe our historical pro forma net income growth rate can be sustained due to the underlying trends and opportunities inherent in the business, including the addition of new members, increased utilization, inflation and drug mix changes, cross-selling of services to existing clients, expansion of other business lines such as specialty distribution and reductions in interest expense," Toan said.


STRONG OPERATING RESULTS

     In the fourth quarter of 1999, net revenues were $1.3 billion, a 56 percent increase over $838.8 million in the same period of 1998. Gross profit increased 81 percent to $134.5 million in the fourth quarter of 1999 from $74.4 million for the comparable period of 1998. The increase in gross profit better reflects the impact of the DPS acquisition since DPS recognizes revenues and cost of revenue on a net basis. This means that the ingredient cost of the drug is not included in revenues or cost of revenues. Selling, general and administrative expenses (SG&A), excluding depreciation and amortization, were $67.4 million, a 63 percent increase over the $41.4 million reported for the comparable period of 1998. The increase in SG&A expense is primarily due to the acquisition of DPS, which was completed on April 1, 1999, planned integration costs, costs associated with the Company's execution of its Internet strategy, the rollout of the Company's new branding program and new product development. The strong fourth quarter results are due to higher utilization by members in both the network and mail services, a portion of which may have been attributable to year-end buying motivated by members' concerns over potential Y2K problems.

     On October 13, 1999, the Company acquired a 19.9% ownership stake in PlanetRx in a noncash transaction, and PlanetRx assumed stock options granted to certain yourPharmacy.com employees. In connection with this transaction, the Company recorded a pre-tax gain of $182.9 million and pre-tax stock compensation expense of $19.5 million. These amounts were determined using the $16 per share PlanetRx initial offering price. During the fourth quarter of 1999, the Company recorded $3.8 million of fees from PlanetRx. These fees were used to fund our internet strategy.

     In addition, in the fourth quarter of 1999 the Company recorded net non-recurring charges of $1.3 million related to outsourcing the Company's computer operations to EDS and restructuring the operations of its Practice Patterns Science subsidiary. These charges were partially offset by the reversal of a portion of the restructuring charge taken in the second quarter of 1999 related to the consolidation of the Company's two Minneapolis facilities.

     For the year ended December 31, 1999, net revenues increased 52 percent to $4.3 billion, which includes net revenues of DPS since April 1, 1999. Gross profit increased to $461.2 million from $239.9 million for the year ended December 31, 1999, or 92 percent. SG&A expenses, excluding depreciation and amortization, were $231.5 million, a 78 percent increase over the $130.1 million reported for 1998. EBITDA, on a pro forma basis, increased 104 percent from $117.3 million in the year ended December 31, 1998 to $238.9 million in the year ended December 31, 1999.


CLAIMS AND MEMBERS

     As of January 1, 2000, Express Scripts served 38.5 million members, up from
37.5 million members in the third quarter, excluding about 9.5 million members served under the United Healthcare (UHC) contract. The Company is implementing a transition program leading to the UHC contract expiration in May 2000. New members added during the first quarter 2000 will be larger than usual because a number of new groups will be implemented in the first quarter due to certain clients postponing implementations until after January 1, due to Y2K concerns.

     "The service expansion to 4.5 million additional members testifies to the success of our integration efforts following the April 1999 acquisition of DPS," said Toan. The service expansion includes programs that provide for more advanced formulary management. Also included is the addition of mail or network service where only one or the other had been used previously.

     The Specialty Distribution Services division contract with Bayer involves the development and implementation of an innovative distribution system for Prolastin(R), for which demand is greater than supply. Working closely with patient support groups to ensure fairness in distribution, Express Scripts fulfills the role of the sole service, distribution and reimbursement agent for Bayer.

CASH FLOW

     For the year ended, cash flow from operations was $214.1 million. Due to new banking relationships, the Company recorded a one-time increase in the cash balance of $113.7 million. On a comparable basis, assuming the one-time increase in cash occurred in the third quarter of 1999, cash flow from operations for the fourth quarter of 1999 was $33.9 million. The fourth quarter cash flow from operations was reduced by an increase of approximately $30 million in the inventory balance which the Company made to address potential higher year-end demand in its mail pharmacies due to members' Y2K concerns. The Company expects to reduce the inventory balances during the first half of 2000.

     As a result of strong operating cash flows, the Company reduced the outstanding balance of its revolving credit agreement using $40 million of cash in the fourth quarter of 1999 and $30 million of cash in January 2000.

     The Company expects continued positive cash flow and no material effect on earnings during transition of the approximately 9.5 million members of UHC to another pharmacy benefit management company during 2000. Express Scripts has negotiated an orderly, phased transition to begin in June and continue for the balance of 2000. This will allow for both uninterrupted services for UHC members and a reduction in the impact on cash flow from operations for Express Scripts.

     Due to the timing of cash receipts and payments under the UHC contract, cash flow from operations will be reduced temporarily by an estimated $20 million during the third quarter and will return to normal levels during the fourth quarter of 2000. As announced at the time of the DPS acquisition, a portion of the purchase price of DPS was allocated to the UHC contract and has been amortized during the life of the UHC contract.

     Express Scripts, Inc. is the nation's leading independent full-service pharmacy benefit management (PBM) company. Through facilities in seven states and Canada, the Company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     Express Scripts provides fully-integrated PBM services, including network claims processing, mail-order pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include provider profiling and outcome assessments through the Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its IVTx subsidiary and distribution services through its Specialty Distribution division. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the Company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
(i) risks associated with successfully completing its Internet strategy; (ii) risks associated with the consummation and financing of acquisitions, including the ability to successfully integrate the operations of acquired businesses with our existing operations, client retention issues, and risks inherent in the acquired entities operations; (iii) risks associated with obtaining financing and capital; (iv) risks associated with our ability to manage growth; (v)
competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (vi) the possible termination of contracts with certain key clients or providers; (vii) the possible termination of contracts with certain pharmaceutical manufacturers, changes in pricing, discount, rebate or other practices of pharmaceutical manufacturers; (viii) adverse results in litigation;
(ix) adverse results in regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (x) developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization patterns and introductions of new drugs; (xi) dependence on key members of management; (xii) our relationship with New York Life Insurance Company, which possesses voting control of the Company; (xiii) other risks described from time to time in our filings with the Securities and Exchange Commission. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


FINANCIAL TABLES FOLLOW


                 Express Scripts Reports Fourth Quarter Earnings

                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
              (in thousands, except per share and percentage data)

                               Three Months Ended
                                   December 31
                                                                                                               Pro Forma to
                                                    Actual          Pro Forma       Actual                        Actual
                                                    1999                1999 (1)     1998          % Change     % Change
                                                  ------------     ----------      ----------     ---------     --------
Net revenues                                        $1,308,772     $1,308,772        $838,784        56.0%         56.0%
                                                  ------------     ----------       ---------
Cost and expenses:
  Cost of revenues (2)                               1,174,282      1,174,282         764,403        53.6%         53.6%
  Selling, general and administrative (3)               87,096         87,096          47,745        82.4%         82.4%
  Non-recurring charges                                 20,821              -               -           nm            nm
                                                   -----------    -----------      ----------
                                                     1,282,199      1,261,378         812,148        57.9%         55.3%
                                                   -----------    -----------      ----------
Operating income                                       26,573          47,394          26,636       (0.2%)         77.9%
                                                   -----------    -----------      ----------
Other income (expense):
  Gain on sale of assets                               182,930              -               -           nm            nm
  Interest income                                        1,861          1,861           1,553        19.8%         19.8%
  Interest expense                                    (14,764)       (14,764)         (6,437)       129.4%        129.4%
                                                 -------------     ----------      ----------
                                                       170,027       (12,903)         (4,884)     3,581.3%        164.2%
                                                 -------------     ----------      ----------
Income before income taxes                             196,600         34,491          21,752       803.8%         58.6%
Provision for income taxes                              77,341         14,856           9,828       686.9%         51.2%
                                                 -------------     ----------      ----------
Net income                                            $119,259        $19,635         $11,924       900.2%         64.7%
                                                 =============     ==========      ==========

Basic earnings per share                                 $3.10          $0.51           $0.36       761.1%         41.7%
                                                 =============     ==========      ==========
Weighted average number of common shares
  outstanding during the period - basic                 38,532         38,532          33,145        16.3%         16.3%
                                                 =============     ==========      ==========

Diluted earnings per share                               $3.03          $0.50           $0.35       765.7%         42.9%
                                                 =============     ==========      ==========
Weighted average number of common shares
  outstanding during the period - diluted               39,403         39,403          33,887        16.3%         16.3%
                                                 =============     ==========      ==========

EBITDA (4)                                             $48,925        $69,746         $35,237        38.8%         97.9%
                                                 =============     ==========      ==========
nm - not meaningful

     (1) Pro Forma  excludes  non-recurring  charges and gain on sale of assets.

     (2) Includes depreciation and amortization expense of $2,675, $2,675 and $2,238, respectively.

     (3) Includes depreciation and amortization expense of $19,677,  $19,677 and
$6,363,   respectively.

     (4) EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). EBITDA is presented because it is a widely accepted indicator of a Company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.


                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
              (in thousands, except per share and percentage data)

                                   Year Ended
                                   December 31

                                                                                                                Pro Forma to
                                                      Actual       Pro Forma        Actual                        Actual
                                                       1999         1999 (1)         1998         % Change       % Change
                                                    ----------    -----------      ----------     ---------       --------
Net revenues                                        $4,288,104     $4,288,104      $2,824,872        51.8%        51.8%
                                                    ----------    -----------      ----------
Cost and expenses:
  Cost of revenues (2)                               3,826,905      3,826,905       2,584,997        48.0%        48.0%
  Selling, general and administrative (3)              294,194        294,194         148,990        97.4%        97.4%
  Non-recurring charges                                 30,221              -           1,651     1,730.5%          nm
                                                    ----------    -----------      ----------
                                                     4,151,320      4,121,099       2,735,638        51.7%        50.6%
                                                    ----------    -----------      ----------
Operating income                                       136,784        167,005          89,234        53.3%        87.2%
                                                    ----------    -----------      ----------

Other income (expense):
  Gain on sale of assets                               182,930              -               -           nm          nm
  Interest income                                        5,762          5,762           7,236      (20.4%)      (20.4%)
  Interest expense                                    (60,010)       (53,849)        (20,230)       196.6%       166.2%
                                                    ----------    -----------     -----------
                                                       128,682       (48,087)        (12,994)     1,090.3%       270.1%
                                                    ----------    -----------     -----------
Income before income taxes                             265,466        118,918          76,240       248.2%        56.0%
Provision for income taxes                             108,098         51,592          33,566       222.0%        53.7%
                                                    ----------    -----------     -----------
Income before extraordinary item                       157,368         67,326          42,674       268.8%        57.8%
Extraordinary loss on early retirement
  of debt, net of taxes of $4,492                        7,150              -               -           nm           -
                                                   -----------    -----------     -----------
Net income                                            $150,218        $67,326         $42,674       252.0%        57.8%
                                                   ===========    ===========     ===========

Basic earnings per share:
  Before extraordinary item                              $4.36          $1.81           $1.29       238.0%        40.3%
  Extraordinary loss on early retirement
    of debt                                               0.20              -               -           nm            -
                                                   -----------    -----------    ------------
  Net income                                             $4.16          $1.81           $1.29       222.5%        40.3%
                                                   ===========    ===========    ============

Weighted average number of common shares
  outstanding during the period - basic                 36,095         37,187          33,105         9.0%        12.3%
                                                   ===========   ============    ============

Diluted earnings per share:
  Before extraordinary item                              $4.25          $1.77           $1.27       234.6%        39.4%
  Extraordinary loss on early retirement
    of debt                                               0.19              -              -            nm            -
                                                   -----------   ------------    ------------
  Net income                                             $4.06          $1.77           $1.27       219.7%        39.4%
                                                   ===========   ============    ============

Weighted average number of common shares
  outstanding during the period - diluted               37,033         38,125          33,698         9.9%        13.1%
                                                  ============   ============     ===========

EBITDA (4)                                            $208,651       $238,872        $115,683        80.4%       106.5%
                                                  ============   ============     ===========
nm - not meaningful

     (1) Pro Forma excludes non-recurring charges, gain on sale of assets and the extraordinary loss on early retirement of debt. Also, the Pro Forma assumes the Company's 5,175 common stock offering and $250,000 Senior Notes offering occurred on April 1, 1999.

     (2) Includes depreciation and amortization expense of $9,216, $9,216 and $7,575, respectively.

     (3) Includes depreciation and amortization expense of $62,651,  $62,651 and
$18,874,   respectively.

     (4) EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). EBITDA is presented because it is a widely accepted indicator of a Company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.


                              EXPRESS SCRIPTS, INC.

                             Unaudited Balance Sheet
                                 (in thousands)

                                                     December 31,           December 31,
                                                          1999                   1998
                                                     --------------       ---------------
ASSETS
Current assets
     Cash and cash equivalents                            $132,630              $122,589
     Receivables, net                                      783,086               433,006
     Inventories                                           113,248                55,634
     Deferred taxes                                         32,248                41,011
     Prepaid expenses                                        5,143                 4,667
                                                      ------------         -------------
         Total current assets                            1,066,355               656,907

Property and equipment, net                                 97,573                77,499
Investment in PlanetRx                                     150,365
Goodwill, net 982,496                                      282,163
Other intangible assets, net                               183,420                65,765
Other assets                                                 7,102                13,127
                                                      ------------         -------------

Total assets                                            $2,487,311            $1,095,461
                                                      ============         =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Current portion of long-term debt            $              -               $54,000
     Claims and rebate payable                             850,630               338,251
     Accounts payable                                      112,731                60,247
     Accrued expenses                                      136,997                86,798
                                                      ------------          ------------
         Total current liabilities                       1,100,358               539,296

Long-term debt                                             635,873               306,000
Other long-term liabilities                                 51,598                   471
                                                      ------------          ------------
     Total liabilities                                   1,787,829               845,767

Total stockholders' equity                                 699,482               249,694
                                                      ------------          ------------

Total liabilities and stockholders' equity              $2,487,311            $1,095,461
                                                      ============           ============


                              EXPRESS SCRIPTS, INC.

                          Unaudited Non-Financial Data
                     (in thousands, except percentage data)

                                                              Three Months Ended
                                                                  December 31
                                                    ----------------------------------------
                                                            1999  (1)            1998               % Change
                                                    -------------------  -------------------      ----------
Drug spending                                           $2,663,853            $1,357,824              96.2%

Pharmacy network claims processed                           63,759                32,951              93.5%

Mail pharmacy prescriptions filled                           3,180                 2,159              47.3%




                                                                              Year Ended

                                                                    December 31
                                                     ---------------------------------------
                                                           1999 (1)               1998              % Change
                                                     ----------------       ----------------      ----------
Drug spending                                           $8,738,648            $4,495,088              94.4%

Pharmacy network claims processed                          211,808               113,177              87.1%

Mail pharmacy prescriptions filled                          10,608                 7,426              42.8%



                            Selected Ratio Analysis

                                                 Actual           Pro Forma

  Net debt to EBITDA ratio (2) (7)                2.2x                 1.9x
  Interest coverage ratio (2) (4) (7)             3.2x                 4.2x
  Debt to enterprise value (3)                   20.5%                20.5%
  Net debt to net capitalization (3)             41.8%                41.8%
  Cash value per share (5)                       $3.44                $3.44
  Book value per share  (6)                     $18.15               $18.15

     (1) Drug spending and pharmacy network claims processed excludes UHC. For the three months and year ended December 31, 1999, drug spending and pharmacy network claims processed for UHC were $866,004 and $2,421,741, respectively, and 21,546 and 62,101, respectively.

     (2) Annualized using financial information for the nine months ended December 31, 1999.

     (3) Based on financial information as of December 31, 1999.

     (4) Represent EBITDA divided by interest expense.

     (5)  Represents  cash divided by 38,536 shares  outstanding at December 31,
1999

     (6) Represents stockholders' equity divided by 38,536 shares outstanding at December 31, 1999.

     (7) Pro Forma excludes non-recurring charges, the gain on the sale of assets and the extraordinary loss on early retirement of debt. Also, the Pro Forma assumes the Company's 5,175 common stock offering and $250,000 Senior Notes offering occurred on April 1, 1999.